EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Minerals Technologies Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-59080, 333-62739, and 333-138245) on Form S-8 of Minerals Technologies Inc. of our reports dated February 27, 2007, with respect to the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Minerals Technologies Inc.

Our report refers to the adoption in 2006 of Statement of Financial Accounting Standards ("SFAS") No. 123R, "Shared-Based Payment," SFAS No. 151, "Inventory Costs - an Amendment of ARB No. 43, Chapter 4," Emerging Issues Task Force Issue No. 04-06, "Accounting for Stripping Costs Incurred During Production in the Mining Industry," and SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Post Retirement Plans - An Amendment of FASB Statements No. 87, 88, 106, and 132(R)."

Minerals Technologies Inc. acquired a refractories company effective October 2, 2006, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, this refractories company's internal control over financial reporting associated with approximately 2.5% of consolidated total assets, excluding the refractories company's goodwill, and less than 1% of consolidated net sales. Our audit of internal control over financial reporting of the Company also did not include an evaluation of the internal control over financial reporting of this acquired refractories company.

/s/ KPMG LLP

New York, New York
February 27, 2007

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